Exhibit 99.1

FOR IMMEDIATE RELEASE

MRV ANNOUNCES FIRST QUARTER 2005 FINANCIAL RESULTS

First Quarter Revenue Increased 4% Year-Over-Year

Chatsworth, CA — April 27, 2005 – MRV COMMUNICATIONS, INC. (Nasdaq: MRVC), a leading provider of scalable network infrastructure equipment and optical components for metropolitan, access and Fiber-to-the-Premise applications, today reported its results for its first quarter ended March 31, 2005.

Revenues for the first quarter of 2005 were $62.0 million, an increase of 4% over revenues of $59.6 million for the first quarter of 2004. Sequentially, revenues decreased 24% from $81.2 million for the fourth quarter of 2004 due to traditional seasonality for the first quarter of year. Net loss for the first quarter of 2005 was $6.4 million, or $0.06 per share, compared to a net loss of $4.8 million, or $0.05 per share, for the first quarter of 2004 and net income of $918,000, or $0.01 per share, for the fourth quarter of 2004.

Noam Lotan, MRV’s President and Chief Executive Officer commented, “First quarter revenues were $3 million below the lower range of our guidance. This was due to general weakness in our networking business in Europe. Despite these challenges, we are very encouraged by the acceptance of our Metro Ethernet Access products, our WDM systems, as well as the newly announced LX 8000 series of carrier class console server. With our new LX 8000, we successfully completed several evaluations with potential customers and realized initial sales into a major domestic carrier.”

Management Expectations

Management anticipates second quarter revenue to improve and to be within the range of $62 to $66 million. Management also anticipates an improvement in its net loss.

Other Information

MRV will host a conference call to discuss its first quarter of 2005 financial results on Wednesday, April 27, 2005 at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The conference call dial-in number is (617) 801-9702, access code 66856588. A financial presentation designed to guide participants through the call will also be available at 4:00 p.m. Eastern Time / 1:30 p.m. Pacific Time. MRV will offer its live audio broadcast of the conference call, along with the financial presentation, on the MRV Investor Website at http://www.mrv.com/investor. For replay information and a transcript of the call, including the question-and-answer session, please visit the MRV Investor Website at http://www.mrv.com/investor.

About MRV Communications, Inc.

MRV provides optical Ethernet access equipment and services, and optical components. MRV Communications, Inc, (a Delaware corporation, “MRV” or the “Company”) designs, manufactures, sells, distributes, integrates and supports communication equipment and services, and optical components. MRV conducts its business along three principal segments: the networking group, the optical components group and development stage enterprise group. MRV’s networking group provides equipment used by commercial customers, governments and telecommunications service providers, and include switches, routers, physical layer products and console management products as well as specialized networking products for aerospace, defense and other applications including voice and cellular communication. MRV’s optical components group designs, manufactures and sells optical communications components, primarily through its wholly owned subsidiary LuminentOIC, Inc. These components include fiber optic transceivers for metropolitan, access and Fiber-to-the-Premises, or FTTP, applications. MRV markets and sells its products worldwide, through a variety of channels, which include a dedicated direct sales force, manufacturers’ representatives, value-added-resellers, distributors and systems integrators. MRV has operations in Europe that provide network system design, integration and distribution services that include products manufactured by third-party vendors, as well as MRV products. Such specialization enhances access to customers and allows MRV to penetrate targeted vertical and regional markets. For more information, please visit our websites at www.mrv.com and www.luminentoic.com.

This announcement contains forward-looking statements that involve risks and uncertainties, including statements regarding MRV’s expectations for future operating results. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors including, but not limited to: MRV’s effectiveness in controlling expenses, fluctuation in demand for its products and services; a highly competitive business environment for network equipment and optical components; the possibility that MRV might experience delays in the development of new technology and products; customer response to its new technology and product; and a dependency on third parties for certain components and for the manufacturing of its products. MRV undertakes no obligation to update the forward-looking information in this release. More information about potential factors that could affect MRV’s business and financial results is included in its Report on Form 10-K on file with the Securities and Exchange Commission (http://www.sec.gov), including, without limitation, under the captions: “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors.”

Investor Relations
MRV Communications, Inc.
Investor Relations
(818) 886-MRVC (6782)
ir@mrv.com

MRV Communications, Inc.

Statements of Operations

(In thousands, except per share data)

	Three Months Ended
	March 31,	March 31,
	2005	2004
	(Unaudited)
Revenue	$62,007	$59,614
Cost of goods sold	40,963	39,189

Gross profit	21,044	20,425
Gross margin	34%	34%

Operating costs and expenses:
Product development and engineering	6,531	6,338
Selling, general and administrative	18,280	18,150

Total operating costs and expenses	24,811	24,488

Operating loss	(3,767)	(4,063)

Interest expense	(786)	(593)
Other income (expense), net	485	418

Loss before taxes	(4,068)	(4,238)
Provision for taxes	2,369	539

Net loss	$(6,437)	$(4,777)

Earnings (loss) per share:
Basic and diluted	$(0.06)	$(0.05)
Weighted average number of shares:
Basic and diluted	104,144	105,504

MRV Communications, Inc.

Balance Sheets

(In thousands)

	March 31,	December 31,
	2005	2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$74,599	$77,226
Short-term marketable securities	1,208	3,395
Time deposits	1,679	1,559
Accounts receivable, net	68,110	80,755
Inventories	44,338	42,264
Deferred income taxes	162	2,395
Other current assets	9,669	8,939

Total current assets	199,765	216,533

Property and equipment, net	17,421	19,089

Goodwill	29,965	29,965

Long-term marketable securities	1,750	1,839

Deferred income taxes	629	—

Investments	3,063	3,063

Other assets	1,477	1,589

	$254,070	$272,078

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt and short-term obligations	$23,462	$25,286
Accounts payable	38,071	43,209
Accrued liabilities	24,538	26,915
Deferred revenue	4,628	4,556
Other current liabilities	2,440	2,572

Total current liabilities	93,139	102,538

Long-term liabilities	86	112

Convertible notes	23,000	23,000

Other long-term liabilities	5,587	5,551

Minority interest	5,017	5,318

Commitments and contingencies

Stockholders’ equity	127,241	135,559

	$254,070	$272,078